UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2025
_______________________________________________________
DUTCH BROS INC.
(Exact name of registrant as specified in its charter)
_______________________________________________________

Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
300 N Valley Dr			97526
Grants Pass,	Oregon
(Address of principal executive offices)			(Zip Code)
(541) 955-4700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On January 21, 2025, certain Company subsidiaries provided notice to JPMorgan Chase Bank, N.A. of the Company’s intent to draw $50 million on the delayed draw term loan facility on February 4, 2025 (the “Draw”) under the existing senior secured credit facility, dated February 28, 2022, with JPMorgan Chase Bank, N.A. as administrative agent and other financial institutions as the lenders party thereto (as amended, the “2022 Credit Facility”).

The Company subsidiaries are making the Draw on the 2022 Credit Facility in order to utilize this portion before it is set to expire on February 4, 2025. The Company expects to use the funds for general corporate purposes, including, but not limited to, building new shops.

The 2022 Credit Facility expires on February 28, 2027 (the “Maturity Date”), and, after the Draw, no amounts will remain available under the delayed draw term loan portion of the 2022 Credit Facility. Interest on borrowings under the 2022 Credit Facility is based on (a) the Alternate Base Rate plus an applicable margin, or (b) the Adjusted Term SOFR Rate plus an applicable margin, and is payable in accordance with the selected interest rate period (at least quarterly) and upon maturity. Principal payments for the term loans are required on a quarterly basis in accordance with an amortization schedule up through and including the Maturity Date.

The Company is required to pay a commitment fee on a quarterly basis, at a per annum rate of between 0.20% and 0.45% (depending on the Company’s maximum net lease-adjusted total leverage ratio) based on the (i) average daily unused portion of the revolving credit facility, and (ii) the daily undrawn amount of the delayed draw term loan facility.

The 2022 Credit Facility contains financial covenants that require the Company to not exceed a maximum net lease-adjusted total leverage ratio and maintain a minimum fixed charge coverage ratio. The 2022 Credit Facility also contains certain negative covenants that, among other things, restrict the Company’s ability to incur additional debt, grant liens on assets, merge with or acquire other companies, make other investments, dispose of assets, and make restricted payments. Obligations under the 2022 Credit Facility are guaranteed by the Company’s subsidiaries party thereto, and secured by a first priority perfected security interest in substantially all of the assets of the guarantors.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, and agreements contained in the 2022 Credit Facility, and is subject to and qualified in its entirety by reference to the complete text of the 2022 Credit Facility and Amendment No. 1 to the 2022 Credit Facility, copies of which are filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K (File No. 001-40798) filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2022 and Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40798) filed with the SEC on August 8, 2023, respectively.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 16, 2025, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) approved a revised compensation package for Christine Barone, the Company’s Chief Executive Officer and President. Effective as of January 1, 2025, Ms. Barone will be eligible for a target annual cash bonus of 110% of her annual base salary, with a maximum annual cash bonus of 220% of her annual base salary, for the applicable year based on the achievement of performance objectives determined by the Board (or Compensation Committee) and the same metrics and targets as the Company’s other executive officers, as described in the Company’s 2024 Proxy Statement and Notice of Annual Stockholders’ Meeting filed with the SEC on April 1, 2024. Ms. Barone’s annual base salary will be increased to $850,000. In addition, Ms. Barone is also eligible for an annual award of restricted stock units under the Company’s 2021 Equity Incentive Plan to acquire a number of shares of Class A common stock equal to $3,000,000, of which (i) 50% will vest 1/3 annually on the anniversary of the grant date, and (ii) 50% will vest on the third anniversary of the grant date, subject to achievement of certain performance conditions determined by the Compensation Committee, with the potential for a payout of up to 200% if targets are exceeded.

Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
104	Cover Page with Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	January 21, 2025	By:	/s/ Joshua Guenser
Joshua Guenser
Chief Financial Officer